Exhibit 10.2
May 6, 2010
Mr. James A. Milton
2508 Beacon Crest Drive
Plano, Texas 75093
Re: Amendment to Employment Offer Letter dated April 21, 2009
Dear Jim:
This letter is delivered in connection with your employment offer letter dated April 21, 2009 (the “Offer Letter”) from SoundBite Communications, Inc. (“SoundBite”).
The sixth paragraph of the Offer Letter provides that SoundBite will pay, or reimburse you for, up to $3,000 per month for documented rental expenses you incur for lodging in the Bedford area. In order to clarify the parties’ intentions and simplify the application of this provision, the sixth paragraph of the Offer Letter is hereby amended and restated as follows:
“SoundBite will pay you a total of $3,000 per month in light of the lodging and other expenses you will incur as the result of your working in the Bedford area. This monthly amount shall be payable regardless of the actual amount you incur for such expenses. The $3,000 payable with respect to a given month shall be paid contemporaneously with the first payment of your base salary in that month. In the event you decide (in your discretion) to move to Massachusetts, SoundBite’s obligations under this paragraph will terminate effective upon the date of your relocation.”
The foregoing amendment shall be effective retroactively to May 1, 2009. Any “catch-up” payments due as the result of the amendment shall be paid to you by SoundBite no later than May 31, 2010.
If you agree with the foregoing terms as described above, please sign, date and return to me an executed copy of this letter.
Sincerely,

SoundBite Communications, Inc.
By:	/s/ Robert C. Leahy
Chief Operating Officer
and Chief Financial Officer

Understood and Accepted:
/s/ James A. Milton		Dated: May 6, 2010
James A. Milton